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                                                                   Exhibit 10.1




October 28, 2004


Mr. Edward DeArias
40 Widow Rites Lane
Sudbury, MA 01776

RE:  SEPARATION AGREEMENT AND RELEASE

Dear Ed:

         This letter agreement will confirm our mutual understanding with respect to the arrangements we have made in connection with the termination of your position as an officer of Lightbridge, Inc. ("Lightbridge" or the "Company") and the termination of your employment.

         1.       TERMINATION AS OFFICER; TERMINATION OF EMPLOYMENT.

         You hereby agree to terminate your position as an officer of the Company effective October 31, 2004. Your status as an employee and all employee benefits will also be terminated effective October 31, 2004.

         2.       TRANSITION PERIOD.

         You will continue to perform in a professional manner your current duties through the date of termination of your employment.

         3.       SALARY CONTINUATION PERIOD.

         Provided that you remain an employee in good standing through the date of termination of your employment, you will receive (i) your current base salary for a period of four weeks beyond the date of termination of your employment, and (ii) thereafter, if you sign and return a copy of this letter agreement to the Company on or before November 17, 2004, your current base salary through October 31, 2005; provided, however, that if you commence employment with a new employer during the salary continuation period in this clause (ii), then the income generated by such employment or shall be deducted from the salary continuation payments during such salary continuation period. The payments pursuant to clause (ii) above shall become effective only upon the expiration of the seven-day period immediately following your indication of acceptance of the terms of this letter agreement as specified below. All payments will continue to be paid on the normal payroll cycle (less required withholdings and deductions for taxes). You agree that you will promptly notify the Company if you commence new employment at any time prior to October 31, 2005. You agree that the payments described in this letter agreement are

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above and beyond and in full satisfaction of any payments or compensation otherwise owed to you under the terms of your employment with Lightbridge or as required by law.

         4.       ACCRUED PAID VACATION AND TIME OFF.

         All accrued but unused vacation time or paid time off earned through October 31, 2004 will be paid on that date.

         5.       VOICEMAIL, COMPUTER, AND RETURN OF COMPANY PROPERTY.

         Use of voicemail will be provided through December 31, 2004, and network access will also be provided through the date of termination of your employment. You will return all property, equipment, materials and confidential information of the Company to the Company by October 31, 2004.

         6.       COBRA GROUP INSURANCE COVERAGE.

         After October 31, 2004, you and your family members will be eligible to continue your group health insurance coverage in accordance with the federal COBRA law. If you or any of your family members elect to continue this coverage, you and the Company will continue to pay the same share of the monthly premium (subject to any applicable carrier or Company rate adjustments) as if you were still employed throughout the salary continuation period. After such salary continuation period ends, if you or any of your family members elect to continue COBRA coverage, you will be responsible for all of the premium payments. Information about your rights under COBRA and forms for electing COBRA continuation coverage will be provided to you via a home mailing from Ceridian Benefit Services.

         7.       OUTPLACEMENT ASSISTANCE.

         To assist you in regard to outplacement, the Company will pay up to $10,000.00 for outplacement services which are provided to you by a Company-approved agency prior to the earlier of March 31, 2005 or the date you commence new employment. Appropriate invoices for outplacement services should be submitted promptly to the Company.

         8.       CONFIDENTIAL INFORMATION.

         You understand and agree that the Company's confidential information belongs exclusively to the Company, and that the confidential information of the Company's customers or of other organizations with which the Company does business remains their exclusive property. You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information, unless you have specific prior written authorization from the Company to disclose it. Incorporated herein is a confidentiality and non-competition agreement that was signed by you on or about December 2, 2002 and which remains in effect according to its terms.


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         9.       NON-DISPARAGEMENT.

         You agree that you will not make any disparaging statements about the Company or any of its subsidiaries, affiliates, officers, directors or employees, or its business or prospects.

         10.      RELEASE AND WAIVER.

         In exchange for the consideration from Lightbridge described in Paragraphs 3,6 and 7, the sufficiency of which is hereby acknowledged, you, on your own behalf and on behalf of your heirs, personal representatives, and assigns, hereby voluntarily and irrevocably release, acquit and forever discharge Lightbridge, and all of Lightbridge's affiliated and related entities and their respective officers, directors, agents, representatives, attorneys, servants, employees, predecessors, successors, and assigns (hereinafter the "Releasees"), from any and all claims, demands, liabilities, debts, judgments, damages, expenses (including attorneys' fees and costs), actions, causes of action or suits of any kind whatsoever which you, your heirs, personal representatives and assigns, and each of them, may have had or may now have, whether known or unknown, including, but not limited to, common law claims, statutory claims, claims for wages, commissions, bonuses or earnings or benefits, claims for overtime, claims or causes of action under the Civil Rights Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 et seq.), the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss.l et seq. tort law, contract law, law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, breach of the implied covenant of good faith and fair dealing, any other federal, state or municipal statute or ordinance, and claims or causes of action under any other theory, which arise out of or are related in any way, directly or indirectly, to your employment by Lightbridge or the termination of such employment. You acknowledge that through this Letter Agreement you are receiving consideration from Lightbridge beyond that to which you would otherwise be entitled.

         You further agree that you will not bring any lawsuits, file any charges or complaints, or make any other demands against Lightbridge, or further pursue any lawsuits, cases or complaints already brought, based on your employment by Lightbridge. You further represent that you have no current or pending actions, charges, lawsuits, or complaints against Lightbridge. You acknowledge and understand that the consideration provided for in this letter agreement constitutes a full, fair and complete payment for the release and waiver of all of your possible claims. You acknowledge and understand that Lightbridge does not owe you anything for your employment in addition to the consideration set forth in this letter agreement.

         THIS MEANS YOU MAY NOT SUE LIGHTBRIDGE FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM LIGHTBRIDGE.


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         11.      COMPLIANCE.

         All payments to be made to you in accordance with the terms of this letter agreement, and the performance by the Company of its other obligations hereunder, shall be conditioned on your compliance with your obligations hereunder.


         12.      GOVERNING LAW.

         This letter agreement shall be governed by the substantive laws of The Commonwealth of Massachusetts.

         13.      CHALLENGE TO VALIDITY OF LETTER AGREEMENT.

         Lightbridge and you shall never bring a proceeding to challenge the validity of this letter agreement. If you do, you will first be required to pay back to Lightbridge any monies received from Lightbridge under paragraph 3 of this letter agreement.


         14.      ENFORCEMENT.

         In the event that you violate any of the terms of paragraphs 5, 8 or 9 of this letter agreement or the Company determines that you have breached your fiduciary duty to the Company, then any remaining salary payments described in paragraph 3 shall cease. In the event that you violate paragraphs 5, 8 or 9, in addition to any money damages that Lightbridge may be owed, Lightbridge shall also be entitled to seek and obtain an order enjoining any future violations.


         15.      CONSIDERATION PERIOD.

         In signing this letter agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, and that you have been advised by the Company to consult with an attorney prior to executing this letter agreement and the release and waiver of claims in paragraph 10.

         16.      REVOCATION PERIOD.

         For a period of seven (7) days following your execution of this letter agreement and release, you may revoke your agreement, and this letter agreement and release shall not become effective or enforceable until this seven (7) day revocation period has expired. No payments or benefits under this letter agreement will be made or provided until after this seven-day period has expired without your revoking your agreement. You understand and acknowledge that the terms of your employment and the Company's usual severance policies or practices would have provided you less severance pay and benefits than those provided to you under this letter agreement.


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         17.      ENTIRE AGREEMENT; SEVERABILITY; BINDING EFFECT.

         This letter agreement and the agreement referenced in paragraph 8 contain the entire agreement between you and the Company (and supersede any prior communications, written or oral) with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining thereto. Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and such illegal and invalid part, term or provision shall be deemed not to be a part of this letter agreement. This letter agreement shall be binding on the parties hereto and their respective successors and assigns.

         18.      STOCK OPTIONS.

         You are currently the holder of certain options to purchase shares of the Company's common stock, $.01 par value per share. The Company agrees that, notwithstanding the terms of the option agreements and related plans, such options shall remain exercisable in accordance with their terms until January 29, 2005. You understand that, as a result of the foregoing agreements, your options will no longer qualify for incentive stock option treatment under the Internal Revenue Code.

         If you agree to the foregoing, would you kindly sign and return the enclosed copy of this letter agreement, whereupon this letter agreement and such copy will constitute a binding agreement between you and the Company on the basis set forth above.

Very truly yours,



Robert Donahue
President and CEO





AGREED:   /s/ Edward DeArias                   November 8, 2004
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          Edward DeArias                       Date signed